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MORRISON RESTAURANTS INC. AND SUBSIDIARIES

EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)
                                                          Fiscal Year Ended
                                                  June 3,         June 4,         June 5,
                                                   1995            1994            1993


PRIMARY EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

Average common shares outstanding.........         34,642          35,973          37,029
Average additional common shares
issuable on exercise of dilutive
stock options (computed by use of
the "treaury stock method", at the
average market price).....................          1,280           1,394           1,049


Number of shares used in computation of
  primary earnings per share..............         35,922          37,367          38,078


  Net Income..............................        $62,171         $44,684         $37,975


Primary earnings per common and
  common equivalent share.................          $1.73           $1.20           $1.00



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EXHIBIT 11 (continued)


                                                           Fiscal Year Ended
                                                  June 3,        June 4,         June 5,
                                                   1995            1994            1993
 FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.........         34,642          35,973          37,029
Average additional common shares issuable
  on exercise of dilutive stock options
  (computed by use of the "treasury stock
  method", at the higher of period-end
  or average market price)................          1,328           1,415           1,122

Number of shares used in computation of
  fully diluted earnings per share........         35,970          37,388          38,151

  Net Income..............................        $62,171         $44,684         $37,975

Fully diluted earnings per common and
  common equivalent share.................        $  1.73         $  1.20         $  1.00




     Weighted average shares and all per share data for prior years have been restated to give effect to common stock dividends and common stock splits through June 4, 1994.


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